Exhibit 99.2

FIRST AMENDMENT TO THE
COEUR MINING, INC.
2018 LONG-TERM INCENTIVE PLAN

This First Amendment (“First Amendment”) to the Coeur Mining, Inc. 2018 Long-Term Incentive Plan (the “Plan”) was adopted by the Board of Directors (the “Board”) of Coeur Mining, Inc. (the “Company”) on March 8, 2021 and shall become effective as of the date on which it is approved by the stockholders of the Company at the Company’s 2021 Annual Meeting of Stockholders on May 11, 2021 (the “Amendment Date”).  Capitalized terms used in this First Amendment that are not otherwise defined shall have the meaning ascribed to such terms in the Plan.

WHEREAS, the Company maintains the Plan;

WHEREAS, Section 19 of the Plan provides that the Board or the Compensation and Leadership Development Committee of the Board may amend the terms of the Plan to increase the maximum number of shares of Common Stock for which Awards may be granted under the Plan (the “Share Increase Amendment”); provided, that any such amendment must be subject to the approval of the stockholders of the Company;

WHEREAS, the Board has determined that it is in the best interests of the Company and its stockholders to amend the Plan by approving and adopting the Share Increase Amendment, subject to the approval of the stockholders of the Company.

NOW, THEREFORE, BE IT RESOLVED, that the First Amendment is hereby approved and adopted, effective as of the Amendment Date.

1.	Section 5(a) of the Plan (“Aggregate Limits”) is hereby deleted and replaced in its entirety with the following:

“Aggregate Limits.  The aggregate number of shares of Common Stock issuable under the Plan pursuant to Awards granted on or after January 1, 2021 shall be equal to 18,711,208 (which represents an increase to the remaining share pool under the Plan as of that date by 16,700,000 shares of Common Stock), plus any shares of Common Stock subject to outstanding awards under the Plan or any Prior Plans as of January 1, 2021 that on or after such date cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in nonforfeitable shares of Common Stock).  Any shares of Common Stock issued pursuant to Options or Stock Appreciation Rights under this Plan shall be counted against this limit on a one-for-one basis and any shares of Common Stock issued pursuant to Awards under this Plan other than Options or Stock Appreciation Rights shall be counted against this limit as 1.5 shares for every one share issued pursuant to such Award.  The aggregate number of shares of Common Stock available for issuance under this Plan and the number of shares of Common Stock subject to Awards outstanding at the time of any event described in Section 15 shall be subject to adjustment as provided in Section 15.  The shares of Common Stock issued pursuant to Awards granted under this Plan may be shares that are authorized and unissued or shares that were reacquired by the Company, including shares purchased in the open market.”

2.	The last sentence of Section 5(c) of the Plan (“Other Limits”) is hereby deleted and replaced in its entirety with the following:

“The aggregate number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options granted under this Plan after January 1, 2021 shall not exceed 18,711,208, which number shall be calculated and adjusted pursuant to Section 15 only to the extent that such calculation or adjustment will not affect the status of any option intended to qualify as an Incentive Stock Option under Section 422 of the Code.”

3.	This First Amendment shall be and, as of the Amendment Date, is hereby incorporated in and forms a part of the Plan.

4.	Except as expressly provided herein, all the terms and conditions of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, this First Amendment to the Coeur Mining, Inc. 2018 Long-Term Incentive Plan is executed as of this 11th day of May, 2021.

By:	/s/ Mitchell J. Krebs

Name:	Mitchell J. Krebs

Title:	President & Chief Executive Officer